EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Greenbrier Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Securities Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	797,607(3)	$50.92	$40,610,160.41	$147.60 per $1,000,000	$5,994.06

Total Offering Amounts					$40,610,160.41		$5,994.06

Total Fee Offsets							$0

Net Fee Due							$5,994.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of The Greenbrier Companies, Inc. (the “Company” or “Registrant”) that may become issuable under The Greenbrier Companies, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Company’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $50.92, based on the average of the high sales price ($51.42) and the low sales price ($50.41) for the Company’s common stock as reported on the New York Stock Exchange on April 2, 2024, which is within five business days prior to filing this Registration Statement.

(3)

The shares being registered represent an aggregate 797,607 shares of common stock, without par value, that were previously subject to awards granted under The Greenbrier Companies, Inc. 2017 Amended and Restated Stock Incentive Plan, as amended or the 2021 Plan, but that lapsed, expired, terminated or were canceled prior to the issuance of the underlying shares or that were withheld by or tendered to the Company to satisfy tax withholding obligations related to an award and, in each case, are or will become available for issuance for future awards under the 2021 Plan in accordance with its terms.